EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the 2003 Equity Incentive Plan of Peregrine Systems, Inc. of our reports dated December 16, 2005, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company, Hewlett-Packard Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hewlett-Packard Company, included in its Annual Report (Form 10-K) for the year ended October 31, 2005.

ERNST & YOUNG LLP

San Jose, California
January 30, 2006